EXHIBIT 5.1
OPINION OF NETGEAR, INC. VICE PRESIDENT, LEGAL AND CORPORATE DEVELOPMENT
August 25, 2006
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
          I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 25, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,500,000 additional shares of NETGEAR’s Common Stock reserved for issuance under the 2006 Long Term Incentive Plan (the “Plan”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the sale and issuance of such Common Stock under the Plan.
          It is my opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold under the Plans will be legally and validly issued, fully paid and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Albert Y. Liu
Albert Y. Liu, Esq.
Vice President, Legal and Corporate Development
NETGEAR, Inc.